EXHIBIT 23.1

EAST WEST ACCOUNTING SERVICES, LLC

10030 SW 147 CT.

MIAMI, FL 33196

To the Board of Directors and Stockholders of

Escue Energy, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated September 27, 2015, relating to the financial statements of Escue Energy, Inc. (formerly known as eDoorways International Corporation), which are contained in that Prospectus, which is contained in Part II of the Registration Statement.

We also consent to the reference to us the caption "Experts" in the Prospectus.

/s/ East West Accounting Services, LLC

October 19, 2015